UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 23, 2017 (October 17, 2017)

Commission File #: 000-53723

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

30-0791746

(IRS Employer Identification Number)

39 Old Ridgebury Road

Danbury, CT 06180

(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 17, 2017, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GS Capital whereby the Company issued to GS Capital two 8% Convertible Redeemable Notes the aggregate principal amount of $210,000. The first 8% $105,00 Convertible Redeemable Note (the “First Note”) was funded with gross cash proceeds of $100,000 to the Company on October 19, 2017 and the second 8% $105,000 Convertible Redeemable Note (the “Back-End Note”) was initially paid for by an offsetting promissory note payable by GS Capital to the Company (the “Note Receivable”). The terms of the Back-End Note require cash funding prior to any conversion thereunder. The Note Receivable is due June 17, 2018, unless certain conditions are not met, in which case both the Back-End Note and the Note Receivable may both be cancelled. Both the First Note and the Back-End Note have a maturity date one year from the date of issuance upon which any outstanding principal and interest is due and payable.

The amounts cash funded plus accrued interest under both the First Note and the Back-End Note are convertible into to convert into shares of the Company’s common stock at a price for each share of common stock equal to 70% of the lowest daily VWAP of the common stock as reported on the National Quotations Bureau OTC Markets exchange which the Company’s shares are traded or any exchange upon which the common stock may be traded in the future, for the fifteen (15) prior trading days including the day upon which a notice of conversion is received by the Company or its transfer agent. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 60% instead of 70% while that “Chill” is in effect.

Upon an event of default, principal and accrued interest will become immediately due and payable under the notes. Additionally, upon an event of default, both notes will accrue interest at a default interest rate of 24% per annum or the highest rate of interest permitted by law. Further, certain events of default may trigger penalty and liquidated damage provisions.

During the first six months First Note and the Back-End Note are in effect, the Company may redeem either by paying to GS Capital an amount as follows: (i) if the redemption is within the first 90 days either note is in effect, then for an amount equal to 120% of the unpaid principal amount of either note along with any interest that has accrued during that period or (ii) if the redemption is after the 91st day the either note is in effect, but less than the 180th day, then for an amount equal to 133% of the unpaid principal amount of either note along with any accrued interest. Neither note may be redeemed after 180 days.

Additionally, and pursuant to the Purchase Agreement, the Company shall issue to GS Capital 23,000,000 shares of the Company’s common stock (the “Commitment Shares”).

The foregoing descriptions of the Purchase Agreement, the First Note, the Note Receivable and the Back-End Note are qualified in their entirety by reference to the provisions of the Purchase Agreement, the First Note, the Note Receivable and the Back-End Note, included in Exhibits 10.1, 4.1, 4.2 and 4.3 respectively, to this Current Report on Form 8-K (this “Report”), which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 3.02 of this Report is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth under Item 3.02 of this Report is incorporated by reference into this Item.

The Commitment Shares and shares of common stock underlying the First Note and the Back-End Note will be issued in reliance upon an exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. This 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy common stock.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1*	8% Convertible Redeemable Note issued by Tauriga Sciences, Inc. to GS Capital Partners LLC on October 17, 2017 (the First Note).

4.2*	8% Convertible Redeemable Note issued by Tauriga Sciences, Inc. to GS Capital Partners LLC on October 17, 2017 (the Back-End Note).

4.3*	Collateralized Secured Promissory Note issued by GS Capital Partners LLC to Tauriga Science, Inc. on October 17, 2017.

10.1*	Securities Purchase Agreement between Tauriga Sciences, Inc. to GS Capital Partners LLC dated October 17, 2017.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2017

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer